                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . 14.90
                                                   ----------------------------

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.  3  )*
                                          -----

                          Dataware Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

------------------------                                  ---------------------
  CUSIP NO. 237920-10-3                 13G                PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Kurt Mueller
         ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               450,318

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             117,408
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                450,318

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             117,408
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

         567,726
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         8.42%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1

(A)      NAME OF ISSUER.

         Dataware Technologies, Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

         222 Third Street
         Cambridge, Massachusetts 02142

ITEM 2

(A)      NAME OF PERSON FILING.

         Kurt Mueller

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         Dataware Technologies, Inc.
         222 Third Street
         Cambridge, Massachusetts 02142

(C)      CITIZENSHIP.

         Canadian

(D)      TITLE OF CLASS OF SECURITIES.

         Common Stock, $.01 par value per share

(E)      CUSIP NUMBER.

         237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

                                                           Page 4 of 5 pages.


ITEM 4.  OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996.

         567,726(1)

(B)      PERCENTAGE OF CLASS.

         8.42%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (I)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                   450,318(2)
         (II)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                 117,408(3)
         (III)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:      450,318(2)(4)
         (IV)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:    117,408(3)(4)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Mr. Mueller's wife holds of record 117,408 of the shares reported in
         Item 4 (as to which Mr. Mueller disclaims beneficial ownership) and has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. These shares represent 1.77% of the class of securities.

____________________________

(1) Includes 110,446 shares which may be acquired within 60 days by Mr. Mueller pursuant to the exercise of stock options and 117,408 shares held of record by Mr. Mueller's wife as to which Mr. Mueller disclaims beneficial ownership. The filing of this statement shall not be construed as an admission that Mr. Mueller is the beneficial owner of any of the shares held of record by his wife.
(2) Includes 110,446 shares which may be acquired within 60 days by Mr. Mueller through the exercise of stock options.
(3) Shares, held of record by Mr. Mueller's wife, as to which Mr. Mueller disclaims beneficial ownership.
(4) Includes (in (iii)) 36,676 shares owned by Mr. Mueller and (in (iv)) 11,736 shares owned by his wife, that they are restricted from selling by agreement with the issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

EXHIBITS.

         Pursuant to Rule 13d-2(c), the first electronic amendment to a paper format Schedule 13G shall restate the entire text of the Schedule 13G. In accordance with Rule 13d-2(c), the reporting person is filing each of his previous filings on Schedule 13G as Exhibits to this Amendment, as follows:

         1. Schedule 13G, as of December 31, 1993, previously filed with the Commission in paper format.

         2. Schedule 13G (Amendment 1), as of December 31, 1994, previously filed with the Commission in paper format.

         3. Schedule 13G (Amendment 2), as of December 31, 1995, previously filed with the Commission in paper format.

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         2/10/97
                                    ----------------
                                    Date


                                    /s/ Kurt Mueller
                                    ----------------
                                    Kurt Mueller

                                   EXHIBIT 1
                                   ---------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. __________)*

                          Dataware Technologies, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
         ------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

------------------------                                  ---------------------
  CUSIP NO. 237920-10-3                13G                 PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Kurt Mueller
         ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               350,867

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             117,408
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                350,867

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             117,408
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         468,275

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages

ITEM 1

(A)      NAME OF ISSUER.

         Dataware Technologies, Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

         222 Third Street
         Cambridge, Massachusetts 02142

ITEM 2

(A)      NAME OF PERSON FILING.

         Kurt Mueller

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         Dataware Technologies, Inc.
         222 Third Street
         Cambridge, Massachusetts 02142

(C)      CITIZENSHIP.

         Canadian

(D)      TITLE OF CLASS OF SECURITIES.

         Common Stock, $.01 par value per share

(E)      CUSIP NUMBER.

         237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

ITEM 4.  OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1993.

         468,275(1)

(B)      PERCENTAGE OF CLASS.

         8.2%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                 350,867(2)
         (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:               117,408(3)
         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:    468,275(2)
         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  350,867(3)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Mr. Mueller's wife holds of record 117,408 of the shares reported in
Item 4 (as to which Mr. Mueller disclaims beneficial ownership) and has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. These shares represent 2% of the class of securities.

____________________________

(1) Includes 30,539 shares which may be acquired within 60 days by Mr. Mueller pursuant to the exercise of stock options and 117,408 shares held of record by Mr. Mueller's wife as to which Mr. Mueller disclaims beneficial ownership. The filing of this statement shall not be construed as an admission that Mr. Mueller is the beneficial owner of any of the shares held of record by his wife.
(2) Includes 30,539 shares which may be acquired within 60 days by Mr. Mueller through the exercise of stock options.
(3) Shares, held of record by Mr. Mueller's wife, as to which Mr. Mueller disclaims beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 2-8-94
                                          ----------------
                                          Date


                                          /s/ Kurt Mueller
                                          ----------------
                                          Kurt Mueller

                                   EXHIBIT 2
                                   ---------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.    1     )*
                                          ---------

                          Dataware Technologies, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
         ------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

------------------------                                  ---------------------
  CUSIP NO. 237920-10-3                 13G                PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kurt Mueller
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               393,013

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             117,408
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                393,013

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             117,408
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         510,421

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages

Kurt Mueller                                               Page 3 of 5

ITEM 1

(A)      NAME OF ISSUER.

         Dataware Technologies, Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

         222 Third Street
         Cambridge, Massachusetts 02142

ITEM 2

(A)      NAME OF PERSON FILING.

         Kurt Mueller

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         Dataware Technologies, Inc.
         222 Third Street
         Cambridge, Massachusetts 02142

(C)      CITIZENSHIP.

         Canadian

(D)      TITLE OF CLASS OF SECURITIES.

         Common Stock, $.01 par value per share

(E)      CUSIP NUMBER.

         237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

Kurt Mueller                                                   Page 4 of 5

ITEM 4.  OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1994.

         510,421(1)

(B)      PERCENTAGE OF CLASS.

         8.7%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                   393,013(2)
         (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                 117,408(3)
         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:    393,013(2)(4)
         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  117,408(3)(4)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Mr. Mueller's wife holds of record 117,408 of the shares reported in
Item 4 (as to which Mr. Mueller disclaims beneficial ownership) and has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. These shares represent 2.0% of the class of securities.

____________________________

(1) Includes 72,685 shares which may be acquired within 60 days by Mr. Mueller pursuant to the exercise of stock options and 117,408 shares held of record by Mr. Mueller's wife as to which Mr. Mueller disclaims beneficial ownership. The filing of this statement shall not be construed as an admission that Mr. Mueller is the beneficial owner of any of the shares held of record by his wife.
(2) Includes 72,685 shares which may be acquired within 60 days by Mr. Mueller through the exercise of stock options.
(3) Shares, held of record by Mr. Mueller's wife, as to which Mr. Mueller disclaims beneficial ownership.
(4) Includes 36,676 shares owned by Mr. Mueller and 11,736 shares owned by his wife that they are restricted from selling by agreement with the issuer.

Kurt Mueller                                                  Page 5 of 5


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        1/30/95
                                                   -----------------
                                                   Date


                                                   /s/ Kurt Mueller
                                                   -----------------
                                                   Kurt Mueller

                                   Exhibit 3
                                   ---------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No.      2     )*
                                         -----------

                          Dataware Technologies, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
         ------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

------------------------                                  ---------------------
  CUSIP NO. 237920-10-3                13G                 PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Kurt Mueller
         ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               406,008

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             117,408
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                406,008

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             117,408
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         523,416

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         8.27%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 3 of 5 pages.

ITEM 1

(A)      NAME OF ISSUER.

         Dataware Technologies, Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

         222 Third Street
         Cambridge, Massachusetts 02142

ITEM 2

(A)      NAME OF PERSON FILING.

         Kurt Mueller

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         Dataware Technologies, Inc.
         222 Third Street
         Cambridge, Massachusetts 02142

(C)      CITIZENSHIP.

         Canadian

(D)      TITLE OF CLASS OF SECURITIES.

         Common Stock, $.01 par value per share

(E)      CUSIP NUMBER.

         237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

                                                          Page 4 of 5 pages.

ITEM 4.  OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1995.

         523,416(1)

(B)      PERCENTAGE OF CLASS.

         8.27%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                   406,008(2)
         (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                 117,408(3)
         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:    406,008(2)(4)
         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  117,408(3)(4)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Mr. Mueller's wife holds of record 117,408 of the shares reported in
Item 4 (as to which Mr. Mueller disclaims beneficial ownership) and has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. These shares represent 1.9% of the class of securities.

____________________________

(1) Includes 87,936 shares which may be acquired within 60 days by Mr. Mueller pursuant to the exercise of stock options and 117,408 shares held of record by Mr. Mueller's wife as to which Mr. Mueller disclaims beneficial ownership. The filing of this statement shall not be construed as an admission that Mr. Mueller is the beneficial owner of any of the shares held of record by his wife.
(2) Includes 87,936 shares which may be acquired within 60 days by Mr. Mueller through the exercise of stock options.
(3) Shares, held of record by Mr. Mueller's wife, as to which Mr. Mueller disclaims beneficial ownership.
(4) Includes (in (iii)) 36,676 shares owned by Mr. Mueller and (in iv)) 11,736 shares owned by his wife, that they are restricted from selling by agreement with the issuer.

                                                           Page 5 of 5 pages.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2-13-96
                                                   ----------------
                                                   Date

                                                   /s/ Kurt Mueller
                                                   ----------------
                                                   Kurt Mueller